Exhibit 99

News Release

COMMUNITY BANK SYSTEM, INC.
5790 Widewaters Parkway, DeWitt, N.Y. 13214	For further information, please contact:
Scott A. Kingsley,
EVP & Chief Financial Officer
Office: (315) 445-3121
Fax: (315) 445-7347

COMMUNITY BANK SYSTEM REPORTS
HIGHER SECOND QUARTER EARNINGS

          SYRACUSE, N.Y., July 18 — Community Bank System, Inc. (NYSE: CBU) earned quarterly net income of $10.4 million in the second quarter of 2007, a 7.3% increase from the $9.7 million generated last quarter and a 4.8% increase from the $9.9 million earned in the second quarter of 2006. Earnings per share for the quarter were $0.34, 6.3% higher than the $0.32 earned last quarter, and 3% greater than the $0.33 per share generated in last year’s second quarter. Cash earnings per share (which exclude the after-tax effect of intangible asset amortization and acquisition-related market value adjustments) were $0.39 in the second quarter, $0.05 per share, or 15%, above GAAP-reported results. Year-to-date net earnings of $20.0 million, or $0.66 per share, were 3.5% greater than the first six months of 2006.

President and Chief Executive Officer, Mark E. Tryniski commented, “Our second quarter’s highlights featured a 22% increase in non-interest income over the second quarter of 2006, with sizable contributions from both banking and financial services sources. Loans grew substantially as well, increasing $85 million or 3.2% over the first quarter of 2007. Approximately one-third of this was organic growth, with the remaining two-thirds attributable to the Tupper Lake National Bank acquisition, which closed in early June. In fact, our organic and acquired loan growth is over 13% during the last 12 months, and we continue to generate improved bottom-line results despite lower net interest margins. In addition, our asset quality metrics remained outstanding, with non-performing asset and loan charge-off ratios actually decreasing from their remarkably low levels last quarter, resulting in continued reductions in credit costs.”

Net interest income was consistent with both the first quarter of 2007 and the second quarter of 2006, despite a ten-basis-point decrease in net interest margin from the previous two quarters to 3.64%. Slightly higher loan yields in the quarter were offset by higher funding costs, principally time deposit related, resulting in the net margin compression.

Total loans at the end of the second quarter were $2.77 billion, up 13.2% from the prior year, a result of both acquired and organic loan growth in all portfolios. The company’s loan portfolio continues to be very well balanced, with 35.7% of total loans found in business lending, 34.3% in consumer mortgages, and 30.0% in consumer installment loans, including home equity products. The company’s consumer real estate portfolio does not include exposure to subprime, Alt-A, or other higher-risk mortgage products.

Non-interest income (excluding investment securities gains/losses) rose more than $1.5 million, or 11.4%, over the first quarter of 2007, with banking service income rising $0.6 million, or 8.1%, while financial services revenue climbed $0.9 million, or 16.2%. The banking services increase came mainly from new and expanded account relationships and growing debit card-related revenues. The increase in financial services revenue over the first quarter was due largely to the mid-May acquisition of Hand Benefits & Trust, a provider of administration, consulting, and actuarial services to sponsors of employee benefit plans. Non-interest income for the quarter was 22% higher than its year-ago period, and included meaningful organic growth as well as incremental revenues from acquisitions.

Operating expenses increased $0.2 million versus the prior quarter, due principally to the two acquisitions completed during the quarter. Year-over-year operating expenses increased $2.9 million, or 9.4%, comprised of higher personnel and other operating expenses related to the four acquisitions completed in the last 11 months.

The company’s effective income tax rate of 25.0% in the second quarter of 2007 was higher than the 24.1% rate incurred during first quarter of 2007 and the second quarter of 2006.

Asset Quality

The $0.4 million loan loss provision for the quarter was slightly higher than the $0.2 million reported last quarter, but still significantly lower than the $1.7 million reported a year earlier. Net charge-offs of $0.4 million, or 0.05% of average loans, were down 77% from $1.5 million, or 0.26% of average loans, in the second quarter of 2006. They were also down 42% from $0.6 million, or 0.09% of average loans, in the first quarter of 2007. As of June 30, 2007, the company’s nonperforming loan ratio was 0.36%, lower than the 0.47% level recorded in each of the last three quarters, as well as the 0.45% level of a year ago. The delinquency ratio was 0.95% at June 30, compared favorably to the already improved levels of 1.02% at March 31, 2007, and 1.15% at June 30, 2006. Nonperforming assets to total assets were 0.25%, an improvement from the favorable 0.32% reported in the previous quarter, as well as the 0.30% of a year earlier. These highly attractive asset quality metrics reflect the company’s enhanced credit risk management programs and disciplined underwriting standards.

Financial Position

Average earning assets of $4.1 billion for the second quarter of 2007 were up 1.4% from the prior quarter. Compared to the second quarter of 2006, average earning assets rose $335.6 million, or 9.0%, due principally to increases in loans, both organic and acquired. The average total deposit balance for the quarter increased $100.8 million to $3.3 billion, a 3.2% rise from the first quarter of 2007, while the period-end level of total deposits represented a 10.7% increase over its year-ago level, climbing from $3.04 billion to $3.36 billion. Total borrowings decreased by nearly $50 million from the first quarter of 2007, as the company elected to not fully reinvest cash flows from maturing securities during the quarter, and instead reduced borrowings.

In addition, the company is currently in the process of reviewing early extinguishment of its two $25 million, variable-rate trust preferred obligations, which include premium call provisions of slightly over 6%. The company estimates the impact of the one-time charge associated with this potential action to be between $0.09 and $0.10 per share, and expects to conclude its evaluation prior to year-end.

Stock Repurchases

During the second quarter of 2007 the company purchased 232,500 common shares, at an aggregate cost of approximately $4.8 million, under the previously announced share repurchase programs authorized in December 2006. At June 30, 2007, there were 1.25 million shares available for repurchase under these programs.

Expansion Initiatives

During the quarter, the company completed the acquisition of both Hand Benefits & Trust (HB&T) and Tupper Lake National Bank (TLNB), and opened a de novo branch in Springville, N.Y.

Based in Houston, HB&T significantly expands the geographic and product diversity offered by its BPAS, Inc. subsidiary which now has annual revenues exceeding $20 million. It adds a physical presence in the Southwest and enhances the company’s service offerings in flexible spending account and collective investment fund administration services.

The TLNB transaction added nearly $100 million in assets, five branches and a small insurance agency in northeastern New York. Its Plattsburgh and Saranac Lake locations give the company its first facilities in Clinton and Essex counties, respectively, and its two Tupper Lake branches strengthen its presence in Franklin County to a “number-one” deposit market share position. In conjunction with this transaction, the company will maintain two regional advisory boards in these markets to help further develop business strategies, identify opportunities and facilitate expanded market development.

The new Springville location positions the company closer to opportunities in the southern Erie County suburbs, south of Buffalo. The company continues to evaluate expansion alternatives of both an acquisition and de novo nature.

Other Developments

Mr. Tryniski further commented, “In June, our company received a very special honor, ranking second in the nation in J.D. Power & Associates’ ‘2007 Retail Banking Satisfaction Study.’ The survey included bank customers across 39 states, and we outscored all of the money-center, super-regional, and regional banks in the nation, finishing second only to one, which is not in any of our markets. It is a testament not only to the truly unique approach we take with our customers and the communities we serve, but also to the high character and dedication of our more than 1,500 employees. I am proud of and thankful to our employees for this truly exceptional accomplishment, and look forward to the continuation and enhancement of the strategies and programs that allowed us this highest form of recognition.”

Conference Call Scheduled

A conference call will be held with company management at 11:00 a.m. (ET) on Thursday, July 19, 2007, to discuss the above results at 1-866-838-2057. An audio recording will be available one hour after the call until September 30, 2007, and may be accessed at 1-888-284-7564 (access code 217446). Investors may also listen live via the Internet at: http://www.videonewswire.com/event.asp?id=40683.

This webcast will be archived on this site for one full year and may be accessed at any point during this time at no cost. This earnings release, including supporting financial tables, is available within the Investor Relations / News & Media section of the company’s website at: http://www.communitybankna.com.

Community Bank System, Inc. (NYSE: CBU) is a registered bank holding company based in DeWitt, N.Y., with $4.6 billion in assets and 140 customer facilities. Its wholly-owned banking subsidiary operates as Community Bank, N.A. across Upstate New York, and as First Liberty Bank & Trust throughout Northeastern Pennsylvania. Its other subsidiaries include: BPAS, Inc., an employee benefits firm which includes BPA-Harbridge, a provider of daily valuation and actuarial services, and Hand Benefits & Trust, a provider of Section 125, custodian and collective investment fund administration services, from offices in Upstate New York, Pittsburgh, and Houston; Community Investment Services, Inc., a broker-dealer delivering financial products throughout the company’s branch network; and Nottingham Advisors, a wealth management and advisory firm with offices in Buffalo, N.Y., and North Palm Beach, Fla. For more information, please visit our websites at: www.communitybankna.com or www.firstlibertybank.com.

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Summary of Financial Data
(Dollars in thousands, expect per share data)
	Quarter Ended June 30,		Year-to-Date June 30,

	2007	2006	2007	2006

Earnings
Loan income	$46,090	$39,760	$91,025	$78,088
Investment Income	17,166	16,722	33,789	33,052
Total interest income	63,256	56,482	124,814	111,140
Interest Expense	29,918	22,873	58,109	43,846
Net interest income	33,338	33,609	66,705	67,294
Provision for loan losses	414	1,725	614	3,875
Net interest income after provision for loan losses	32,924	31,884	66,091	63,419
Deposit service fees	7,825	7,063	14,802	13,672
Other banking services	444	361	1,114	837
Trust, investment and asset management fees	2,009	1,766	3,869	3,816
Benefit plan administration, consulting and actuarial fees	4,767	3,155	8,739	6,536
Investment securities gains, net	(27)	0	(27)	0
Total noninterest income	15,018	12,345	28,497	24,861
Salaries and employee benefits	18,280	16,425	36,566	33,207
Professional fees	1,054	1,108	2,239	2,391
Occupancy and equipment and furniture	4,557	4,448	9,206	9,207
Amortization of intangible assets	1,581	1,489	3,096	2,982
Other	8,495	7,737	16,320	14,855
Special charges/acquisition expenses	165	1	624	1
Total operating expenses	34,132	31,208	68,051	62,643
Income before income taxes	13,810	13,021	26,537	25,637
Income taxes	3,451	3,137	6,522	6,291
Net income	$10,359	$9,884	$20,015	$19,346
Basic earnings per share	$0.34	$0.33	$0.66	$0.65
Diluted earnings per share	$0.34	$0.33	$0.66	$0.64
Diluted earnings per share-cash (1)	$0.39	$0.37	$0.75	$0.72

Summary of Financial Data
(Dollars in thousands, except per share data)
	2007		2006

	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr

Earnings
Loan income	$46,090	$44,935	$45,543	$43,482	$39,760
Investment Income	17,166	16,623	16,057	15,679	16,722
Total interest income	63,256	61,558	61,600	59,161	56,482
Interest Expense	29,918	28,191	27,877	25,369	22,873
Net interest income	33,338	33,367	33,723	33,792	33,609
Provision for loan losses	414	200	1,410	1,300	1,725
Net interest income after provision for loan losses	32,924	33,167	32,313	32,492	31,884
Deposit service fees	7,825	6,977	7,347	7,329	7,063
Other banking services	444	670	564	1,329	361
Trust, investment and asset management fees	2,009	1,860	1,765	1,815	1,766
Benefit plan administration, consulting and actuarial fees	4,767	3,972	3,398	3,271	3,155
Investment securities gains, net	(27)	0	(2,403)	0	0
Total noninterest income	15,018	13,479	10,671	13,744	12,345
Salaries and employee benefits	18,280	18,286	17,155	16,741	16,425
Professional fees	1,054	1,185	1,083	1,119	1,108
Occupancy and equipment and furniture	4,557	4,649	4,331	4,346	4,448
Amortization of intangible assets	1,581	1,515	1,525	1,520	1,489
Other	8,495	7,825	8,134	7,960	7,737
Special charges/acquisition expenses	165	459	492	154	1
Total operating expenses	34,132	33,919	32,720	31,840	31,208
Income before income taxes	13,810	12,727	10,264	14,396	13,021
Income taxes	3,451	3,071	2,112	3,517	3,137
Net income	$10,359	$9,656	$8,152	$10,879	$9,884
Basic earnings per share	$0.34	$0.32	$0.27	$0.36	$0.33
Diluted earnings per share	$0.34	$0.32	$0.27	$0.36	$0.33
Diluted earnings per share-cash (1)	$0.39	$0.36	$0.31	$0.40	$0.37
Profitability
Return on assets	0.92%	0.88%	0.73%	1.01%	0.95%
Return on equity	8.92%	8.43%	6.89%	9.44%	8.76%
Noninterest income/operating income (FTE) (2)	28.9%	26.6%	25.9%	26.8%	24.8%
Efficiency ratio (3)	62.2%	63.1%	60.8%	58.8%	59.8%
Components of Net Interest Margin (FTE)
Loan yield	6.84%	6.81%	6.80%	6.77%	6.60%
Investment yield	6.06%	6.11%	5.96%	5.94%	6.17%
Earning asset yield	6.58%	6.58%	6.52%	6.49%	6.45%
Interest-bearing deposit rate	2.96%	2.80%	2.70%	2.55%	2.38%
Short-term borrowing rate	4.20%	4.16%	3.91%	4.21%	3.63%
Long-term borrowing rate	5.58%	5.57%	5.80%	5.70%	5.60%
Cost of all interest-bearing funds	3.47%	3.37%	3.32%	3.15%	2.96%
Cost of funds (includes DDA)	2.99%	2.90%	2.84%	2.68%	2.50%
Net interest margin (FTE)	3.64%	3.74%	3.74%	3.87%	4.00%
Fully tax-equivalent adjustment	$3,722	$3,796	$3,743	$3,764	$3,747

Summary of Financial Data
(Dollars in thousands, except per share data)

	2007		2006

	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr

Average Balances
Loans	$2,712,021	$2,684,566	$2,668,442	$2,558,137	$2,425,763
Taxable investment securities	885,286	843,857	797,541	776,028	803,536
Nontaxable investment securities	485,922	500,273	508,467	512,721	518,309
Total interest-earning assets	4,083,229	4,028,696	3,974,450	3,846,886	3,747,608
Total assets	4,536,348	4,469,244	4,423,468	4,272,052	4,167,403
Interest-bearing deposits	2,718,135	2,622,472	2,576,041	2,540,150	2,460,781
Short-term borrowings	154,799	159,444	160,262	125,013	127,208
Long-term borrowings	589,686	613,624	599,121	534,811	509,102
Total interest-bearing liabilities	3,462,620	3,395,540	3,335,424	3,199,974	3,097,091
Noninterest-bearing deposits	557,195	552,087	558,439	557,398	565,651
Shareholders’ equity	$465,652	$464,623	$469,127	$456,996	$452,408
Balance Sheet Data
Cash and cash equivalents	$242,410	$224,917	$232,032	$119,430	$124,453
Investment securities	1,219,491	1,317,554	1,229,271	1,250,251	1,253,202
Loans:
Consumer mortgage	948,430	914,909	912,505	890,939	822,235
Business lending	988,886	957,853	960,034	953,808	827,021
Consumer installment	829,860	809,472	829,019	816,815	795,010
Total loans	2,767,176	2,682,234	2,701,558	2,661,562	2,444,266
Allowance for loan losses	36,690	35,891	36,313	35,517	32,900
Intangible assets	258,110	244,598	246,136	239,635	221,896
Other assets	132,652	125,476	125,113	137,099	128,263
Total assets	4,583,149	4,558,888	4,497,797	4,372,460	4,139,180
Deposits	3,364,577	3,278,468	3,168,299	3,138,774	3,039,038
Borrowings	577,134	626,765	647,481	628,412	512,997
Subordinated debt held by unconsolidated subsidiary trusts	127,111	127,099	158,014	80,545	80,530
Other liabilities	54,703	59,659	62,475	60,130	55,039
Total liabilities	4,123,525	4,091,991	4,036,269	3,907,861	3,687,604
Shareholders’ equity	459,624	466,897	461,528	464,599	451,576
Total liabilities and shareholders’ equity	4,583,149	4,558,888	4,497,797	4,372,460	4,139,180
Assets under management or administration	$3,476,978	$3,296,238	$3,153,576	$2,944,725	$2,713,423
Capital
Tier 1 leverage ratio	7.90%	8.29%	8.81%	7.26%	7.73%
Tangible equity / tangible assets	4.66%	5.15%	5.07%	5.44%	5.86%
Accumulated other comprehensive income	(11,610)	(3,994)	(4,697)	3,798	(3,638)
Diluted weighted average common shares O/S	30,396	30,547	30,454	30,334	30,308
Period end common shares outstanding	29,873	30,096	30,020	29,867	29,850
Cash dividends declared per common share	$0.20	$0.20	$0.20	$0.20	$0.19
Book value	15.39	15.51	15.37	15.56	15.13
Tangible book value	6.75	7.39	7.17	7.53	7.69
Common stock price (end of period)	20.02	20.92	23.00	22.16	20.17

Summary of Financial Data
(Dollars in thousands, except per share data)

	2007		2006

	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr

Asset Quality
Nonaccrual loans	$9,191	$10,697	$11,382	$11,414	$10,327
Accruing loans 90+ days delinquent	779	1,914	1,207	1,133	765
Total nonperforming loans	9,970	12,611	12,589	12,547	11,092
Other real estate owned (OREO)	1,411	1,916	1,838	1,320	1,353
Total nonperforming assets	11,381	14,527	14,427	13,867	12,445
Net charge-offs	362	622	1,400	1,115	1,545
Loan loss allowance/loans outstanding	1.33%	1.34%	1.34%	1.33%	1.35%
Nonperforming loans/loans outstanding	0.36%	0.47%	0.47%	0.47%	0.45%
Loan loss allowance/nonperforming loans	368%	285%	288%	283%	297%
Net charge-offs/average loans	0.05%	0.09%	0.21%	0.17%	0.26%
Delinquent loans/ending loans	0.95%	1.02%	1.33%	1.22%	1.15%
Loan loss provision/net charge-offs	114%	32%	101%	117%	112%
Nonperforming assets/total assets	0.25%	0.32%	0.32%	0.32%	0.30%

(1)	Excludes the after-tax effect of amortization of intangible assets and market value adjustment amortization on acquired loans and deposits.

(2)	Excludes gain (loss) on investment securities & debt extinguishment.

(3)	Excludes intangible amortization, acquisition expenses/special charges and gain (loss) on investment securities & debt extinguishment.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements. CBU does not assume any duty to update forward-looking statements.